Exhibit 10.1

Radian Group Inc.

1601 Market Street	May 16, 2013
Philadelphia, Pennsylvania
19103-2337
S.A. Ibrahim
800.523.1988	Radian Group Inc.
215.231.1000	1601 Market Street
Philadelphia, PA 19103

Re:   Radian 2013 Long-Term Incentive Award – Waiver of Employment Agreement

Dear S.A.,

I am confirming your agreement to waive, for your 2013 long-term incentive (“LTI”) award, the provision in your Employment Agreement dated April 5, 2011 under which the target level of LTI compensation will be no less than 3.5 times base salary (your “LTI Level”). Accordingly, you agree that the fair value of your 2013 LTI award will be approximately $2,287,000, which is approximately 38% less than the LTI Level specified in your Employment Agreement.

Sincerely,

/s/ Anita Scott

Anita Scott
SVP, Chief Human Resources Officer

I agree to the foregoing terms with respect to my 2013 LTI award.

	/s/ S.A. Ibrahim	May 17, 2013
	S.A. Ibrahim	Date